Entity Name 178 Elon Rd LLC 4488 International Holding Company Ltd. Brocade Transportation Technologies, LLC Cowan Equipment Leasing, LLC Cowan Intermodal Group, LLC Cowan Logistics, LLC Cowan Management, Inc. Cowan Shared Services, LLC Cowan Systems, LLC Cowan Transport Holdings, LLC Cowan Transport Services, LLC deBoer Transportation, Inc. deBoer, Inc. Dee Alabama Properties, LLC Dee Equipment Leasing, LLC Dee Holdings, Inc. Dee Investment Properties, LLC Dee Kentucky Properties, LLC Dee Logistics, LLC Dee Ohio Properties, LLC Dee Tennessee Properties, LLC Fleet Operator Master, Inc. INS Insurance, Inc. Lodeso Inc. M & M Transport Services, LLC M&K Equipment Leasing, Ltd. Midwest Logistics Systems, Ltd. Midwest Truck and Trailer Maintenance, LLC MTTM Leasing, LLC Packerland Tech Ventures II LLC Packerland Tech Ventures LLC SCDM Ventures, LLC Schneider Dedicated Leasing, Inc. Schneider Dedicated Realty, Inc. Schneider Dedicated Services, Inc. Schneider Enterprise Resources, LLC Schneider Finance, Inc. Schneider IEP, Inc. Schneider International Operations, LLC Schneider Leasing de Mexico S de R.L de C.V. Schneider Logistics Canada Limited Schneider Logistics Transloading and Distribution, Inc. Schneider Logistics Transportation, Inc. Schneider Logistics, Inc. Schneider National Bulk Carriers, Inc. Schneider National Carriers, Inc.

Schneider National Carriers, LTD Schneider National de Mexico, S.A. de C.V. Schneider National Foundation, Inc. Schneider National Leasing, Inc. Schneider National, Inc. Schneider Receivables Corporation Schneider Resources, Inc. Schneider TECH Ventures LLC Schneider Transport, Inc. Scope 23 LLC Single Source Logistics, LLC Turnkey Ventures LLC Watkins and Shepard Leasing, L.L.C. Watkins and Shepard Trucking, Inc.